FORM 4

    (   )  Check this box if no longer
           subject to Section 16.  Form 4
           or Form 5 obligations may continue.
           See Instruction 1(b).

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |_____________________|
                                                   |OMB NUMBER: 3235-0287|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
   ____________________________________________________________________________
   1. Name and Address of Reporting Person

    Apollo Real Estate Investment Fund II, L.P.
    c/o Apollo Real Estate Management II, L.P.
    1301 Avenue of the Americas
    New York, New York  10019
    ____________________________________________________________________________
   2. Issuer Name and Ticker or Trading Symbol

   First Union Real Estate Equity and Mortgage Investments (FURpfA)
   ____________________________________________________________________________
   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

   ____________________________________________________________________________
   4. Statement for Month/Year

   4/97
   ____________________________________________________________________________
   5. If Amendment, Date of Original (Month/Year)

   ____________________________________________________________________________
   6. Relationship of reporting person to Issuer (Check all applicable)
    ( ) DIRECTOR
    (x) 10% OWNER
    ( ) OFFICER (GIVE TITLE BELOW)
    ( ) OTHER (SPECIFY TITLE BELOW)

       _____________________________________________________
   ____________________________________________________________________________
   7. Individual, or Joint/Group Filing (Check all applicable)
    ( ) Form filed by One Reporting Person
    (X) Form filed by More than One Reporting Person

   ===========================================================================
   TABLE I
   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
   ____________________________________________________________________________
   1. Title of Security (Instr. 3)

   Shares of Beneficial Interest
   ____________________________________________________________________________
   2. Transaction Date (Month/Day/Year)
   4/2/97; 4/3/97; 4/11/97; 4/14/97; 4/21/97; 4/22/97; 4/24/97; 4/25/97;
   4/28/97; 4/30/97
   ____________________________________________________________________________
   3. Transaction Code (Instr. 8)
   P; P; P; P; P; P; P; P; P; P

   ____________________________________________________________________________
   4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

   95,000(A) at $13.125/sh.; 45,000(A) at $13.00/sh.; 4,100(A) at $13.317/sh.;
   40,000(A) at $14.178/sh.; 16,200(A) at $14/sh.; 500(A) at $13.875/sh.;
   1,600(A) at $13.75/sh.; 23,500(A) at $13.625/sh.; 3,400(A) at $13.625/sh.;
   1,000(A) at $13.625/sh.
   ____________________________________________________________________________
   5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

   628,700*
   ____________________________________________________________________________
   6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

   (D)
   ____________________________________________________________________________
   7. Nature of Indirect Beneficial Ownership (Instr. 4)


   Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
   ============================================================================
   TABLE II
   Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., Puts, Calls, Warrants, Options, Convertible securities)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)

   Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest
   ____________________________________________________________________________
   2. Conversion or Exercise Price of Derivative Security

   $7.5625
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)

   4/2/97
   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)

   P
   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D)
      (Instr. 3, 4, and 5)

   28,000(A)
   ____________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)

   Immediately
   ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)

   Shares of Beneficial Interest
   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)

   $44.00/sh.
   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)

   377,000*
   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
      (Instr. 4)

   (D)
   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)

   ____________________________________________________________________________
   EXPLANATION OF RESPONSES:


   * Apollo Real Estate Investment Fund II, L.P., a Delaware limited partnership ("Apollo") owns directly 628,700 Shares of Beneficial Interest and 377,000 Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest of First Union Real Estate and Equity Mortgage Investments (the "Company"). The general partner of Apollo is Apollo Real Estate Advisors II, L.P., whose general partner is Apollo Real Estate Capital Advisors II, Inc., the directors of which are Leon D. Black, John J. Hannan and William L. Mack, each of whom disclaims beneficial ownership of the shares reported. The number of shares reported represents the gross beneficial ownership interest of Apollo in the equity securities of the Company. As permitted by the SEC rules, the number of shares reported includes shares in excess of the proportionate pecuniary interest, if any, of Apollo in the equity securities of the Company.

   APOLLO REAL ESTATE INVESTMENT FUND II, L.P.

   By:  Apollo Real Estate Advisors II, L.P.,
        General Partner

   By:  Apollo Real Estate Capital Advisors II, Inc.,
        General Partner

   By:  /s/ Michael D. Weiner
        Name:  Michael D. Weiner
        Title: Vice President
   _____________________________________               5/10/97
   **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).


                           Joint Filer Information

          Name:          Apollo Real Estate Advisors II, L.P.

          Address: c/o Apollo Real Estate Management II, L.P. 1301 Avenue of the Americas
                         New York, New York  10019

          Designated
          Filer:         Apollo Real Estate Investment Fund II, L.P.

          Issuer and
          Ticket Symbol: First Union Real Estate Equity and
                         Mortgage Investors (FURpfA)

          Statement for
          Month/Year:    4/97

          Signature:     APOLLO REAL ESTATE ADVISORS II, L.P.

                         By: Apollo Real Estate Capital Advisors II, Inc., General Partner

                              By:/s/ Michael D. Weiner
                                 Name:  Michael D. Weiner
                                 Title: Vice President